Exhibit 99.1
For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Fan Zhou, Investor Relations Director	Mr. Athan Dounis
China TransInfo Technology Corp	Email: athan.dounis@ccgir.com
Email: ir@ctfo.com	Tel: +1-646-213-1916
Tel + 86 10 –5169 1657	Website: www.ccgirasia.com

China TransInfo Announces Fourth Quarter and Full Year 2010 Results

Beijing, China – March 29, 2011 , China TransInfo Technology Corp. (NASDAQ: CTFO) ("China TransInfo" or the "Company"), a leading provider of comprehensive intelligent transportation solutions and traffic information services in China through its affiliate, China TransInfo Technology Group Co., Ltd. (the "Group Company"), today reported its financial results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Highlights

  Revenue increased 36.3% year-over-year to $38.8 million

  Gross profit increased 37.4% year-over-year to $13.8 million

  Operating income increased 27.7% year-over-year to $6.6 million

  Net income increased 23.1% year-over-year to $5.8 million, or $0.23 per diluted share

  Adjusted net income, which excludes non-cash stock based compensation expense of $(0.1) million and amortization expense of intangibles from acquisitions of $0.05 million, increased 12.9% year-over-year to $5.8 million, or $0.23 per diluted share*

Full Year 2010 Highlights

  Revenue increased 92.7% year-over-year to $122.7 million

  Gross profit increased 67.3% year-over-year to $42.4 million

  Operating income increased 45.7% year-over-year to $20.0 million

  Net income increased 19.2% year-over-year to $15.5 million, or $0.63 per diluted share

  Adjusted net income, which excludes non-cash stock based compensation expense of $1.1 million and amortization expense of intangibles from acquisitions of $0.2 million, increased 23.9% year-over-year to $16.8 million, or $0.68 per diluted share*

“Our strong increase in sales in 2010 underscores the growing recognition of our brand name and technology in China as well as our successful integration of UNISITS,” commented by Mr. Shudong Xia, Chairman and Chief Executive Officer. “During 2010, we have introduced several new products and solutions to the market and we were able to secure over 180 new contract wins from both new and existing clients. We continue to successfully market and sell our products and services to the highway and urban intelligent transportation system markets within the public sector in China and our total backlog as of year-end 2010 reached $212 million, an increase of 202.9% from year-end 2009 and 92.7% from the end of the third quarter of 2009. In addition to continuing to penetrate our existing markets, we believe that we can leverage on our extensive experience and capabilities in ITS markets to widen our scope of products and services to include commercial and consumer application services.”

(*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

Fourth Quarter 2010 Results
For the quarter ended December 31, 2010, revenue increased 36.3% to $38.8 million from $28.4 million in the comparable period of 2009. Approximately 107.1% of this increase is attributable to the increase in transportation revenue mainly resulting from the Company’s organic growth in the transportation business. Revenue from products and applications in the transportation business sector was $37.1 million, or 95.8% of total revenue, compared to $26.1 million, or 91.7% of total revenue, in the same period last year. The remainder of revenue was derived from the digital city, land & resources, and other business sectors. For the fourth quarter, the sales contribution of UNISITS was $25.2 million.

The Company’s gross profit increased 37.4% to $13.8 million in the fourth quarter of 2010 compared to $10.0 million in the same period of 2009. Gross margin in the fourth quarter of 2010 is in line with that of the fourth quarter of 2009, increased slightly to 35.5% from 35.2% in the same period of 2009.

Selling, general and administrative expenses were $7.2 million compared to $4.9 million in the fourth quarter of 2009. The increase was primarily due to the . activities Company’s expanded operations and sales volume as well as the enhanced marketing Operating income increased 27.7% to $6.6 million from $5.1 million in the fourth quarter of 2009.

Net income increased 23.1% to $5.8 million, or $0.23 per diluted share, compared to $4.8 million, or $0.21 per diluted share, in the same period of 2009. Adjusted net income, which excludes non-cash stock based compensation expense of $(0.1) million and amortization expense of intangibles from acquisitions of $0.05 million, increased 12.9% to $5.8 million, or $0.23 per diluted share, compared to $5.1million, or $0.23 per diluted share, in the comparable period of 2009.* Weighted average diluted shares outstanding increased to 25.3 million shares from 22.5 million shares in the fourth quarter of 2009.

(*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

Full Year Results
For the twelve months ended December 31, 2010, revenue increased 92.7% to $122.7 million from $63.7 million in 2009. The increase was attributable to the increase in transportation revenue mainly resulting from both the organic growth and the Company’s expanded business as a result of the acquisition of UNISITS. Revenue from products and applications in the transportation business sector was $114.1 million, or 93.0% of total revenue, compared to $54.7 million, or 85.9% of total revenue, last year. The remainder of revenue was derived from the digital city, land & resources, and other business sectors. For full year 2010, the sales contribution from UNISITS was $79.5 million.

The Company’s gross profit increased 67.3% to $42.4 million in 2010 compared to $25.4 million in 2009. Gross margin decreased to 34.6% from 39.8% in 2009. The decrease in gross margin was mainly attributable to the Company expanding into additional ITS markets through UNISITS, which resulted in a relatively lower gross margin on average when compared to the Company’s gross margin in 2009.

Selling, general and administrative expenses were $22.5 million compared to $11.7 million in 2009. The increase was primarily due to the Company’s expanded operations and sales volume, enhanced marketing activities, an increase in employees, and enhanced research and development efforts. Operating income increased 45.7% to $20.0 million from $13.7 million in 2009.

Net income increased 19.2% to $15.5 million, or $0.63 per diluted share, compared to $13.0 million, or $0.58 per diluted share, in 2009. Adjusted net income, which excludes non-cash stock based compensation expense of $1.2 million and amortization expense of intangibles from acquisitions of $0.2 million, increased 23.9% to $16.8 million, or $0.68 per diluted share, compared to $13.6 million, or $0.60 per diluted share, in 2009.* Weighted average diluted shares outstanding increased to 24.7 million shares from 22.5 million shares in 2009.

(*) See the table following this press release for a reconciliation of net income and diluted EPS to exclude non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

Financial Condition
As of December 31, 2010, cash and cash equivalents totaled $43.9 million compared to $27.4 million as of December 31, 2009. Working capital increased to $73.8 million compared to $44.4 million as of December 31, 2009. Stockholders’ equity was $111.2 million compared to $77.8 million as of December 31, 2009. Cash provided by operating activities in 2010 was $3.9 million compared to $8.8 million in 2009, primarily due to an increase in accounts receivables associated with the Company’s increase in sales, an increase in prepaid expenses associated with the Company’s expanded businesses which required additional materials procurement for projects, offset by an increase in net profit, accounts payable, and net billings.

Recent Events

  On January 10, 2011, the Company signed an agreement with the Planning Institute under the PRC Ministry of Transportation to provide technical development and services for a pilot project to build and operate a traffic data collection, analysis, and service system for national trunk roads. The contract is valued at approximately RMB 12 million (approximately $1.8 million) and will be classified within the Company's government solutions business.

  On December 28, 2010, Beijing Zhangcheng Science and Technology Co., Ltd., one of the Group Company’s subsidiaries, has signed a contract with the Beijing Transportation Information Center to develop a commercial operation center to provide dynamic traffic-information services to drivers in Beijing. The contract is valued at RMB 6.2 million (approximately $0.9 million) and will be classified within the Company's traffic information service business.

  On December 23, 2010, the Company announced that Mr. Shudong Xia, the Company’s Chairman and Chief Executive Officer, has adopted a Rule 10b5-1 plan under which he plans to purchase up to $2.0 million worth of the Company’s shares of common stock.

  On December 21, 2010, the Company announced that its Board of Directors has approved the appointment of Mr. Roger (Rong) Zhang as the Company's Chief Financial Officer, effective January 1, 2011.

  On December 16, 2010, the Company announced that its subsidiary Shanghai Yootu Information Technology Co., Ltd. has recently placed a successful bid with China Mobile Group Liaoning Company Limited for providing real-time traffic information service to Liaoning Mobile in five cities: Shenzhen, Chongqing, Chengdu, Dalian and Wuhan.

Business Outlook
China TransInfo’s sales backlog increased 92.7% to $ 212 million as of December 31, 2010, from $110 million as of September 30, 2010. The Company expects sustainable gross margins in the ITS business. Over time, the Company expects to see a gradual improvement in its gross margin performance driven by extension of its product lines into the recurring revenue service markets. For fiscal 2011, China TransInfo expects revenue of between $151 million and $159 million and non-GAAP net income of between $20 million and $24 million. Non-GAAP net income excludes non-cash stock based compensation expense and amortization expense of intangibles from acquisitions.

Mr. Xia concluded, “Based on our successful track record and reputation, we believe there are significant opportunities to grow revenue from our existing clients by winning follow-on contracts for subsequent phases of project implementation, and by capitalizing on our first mover advantage and the higher cost for customers to switch to other vendors. We expect to provide additional value-added services and add-ins to our current platform through continuous research and development, enhancement of our product and service offerings and maintenance of our technological leadership position in our core areas of focus. Our goal is to become the largest provider of intelligent transportation system products and related comprehensive technology solutions in China, as well as a major operator and provider of value-added intelligent transportation systems and location -based services to commercial clients and consumers in China.”

Conference Call
The Company will host a conference call on Tuesday, March 29, 2011, at 8:00 a.m. Eastern Time to discuss its financial results for the fourth quarter and full year ended December 31, 2010. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (866) 759-2078. International callers should dial +1 (706) 643-0585. When prompted by the operator, enter conference pass code 54287649. A replay will be available for 14 days starting on Tuesday, March 29, 2011 at 10:00 a.m. Eastern Time and can be accessed by dialing (800) 642-1687. International callers should dial +1 (706) 645-9291. When prompted, enter conference pass code 54287649.

Use of Non-GAAP Financial Information
GAAP results for the three and twelve months ended December 31, 2010 and 2009 include non-cash share based compensation and amortization of intangible assets from acquisitions. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, which are adjusted net income and adjusted earnings per share, excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company’s management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of adjustments to GAAP results appears in Table 1 in this release.

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL DATA

		For the three months ended				For the twelve months ended
	31-Dec-10		31-Dec-09		31-Dec-10		31-Dec-09
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS

Adjusted Amount	5,778,733	0.23	5,117,597	0.23	16,786,954	0.68	13,550,458	0.60

Adjustments
Amortization of intangible assets from acquisitions (1)	48,298	0.00	47,111	0.00	189,955	0.00	74,426	0.00
Non-cash share based compensation	(119,203)	0.00	319,993	0.01	1,127,841	0.05	501,933	0.02
Amount per unaudited consolidated statement of operations	5,849,638	0.23	4,750,493	0.21	15,469,158	0.63	12,974,099	0.58

(1) Amortizations of intangible assets from acquisitions of China TranWiseway in 2008 and UNISITS in 2009.

About China TransInfo
China TransInfo, through its affiliate, the Group Company and the Group Company's PRC operating subsidiaries, is primarily focused on providing urban and highway transportation management solutions and information services. The Company is a leading transportation information products and comprehensive solutions provider, and aims to be the largest real time transportation information service provider and major fleet management service provider in China. As the co-formula1tor of several transportation technology \national standards, the Company owns five patents and has won a majority of the model cases awarded by the PRC Ministry of Transportation. As a result, the Company is playing a key role in setting the standards for transportation information solutions in China. For more information, please visit the Company's website at http://www. chinatransinfo. com.

Safe Harbor Statement
This press release contains certain statements that may include "forward looking statements" . All statements other than statements of historical fact included herein are "forward -looking statements" . These forward looking statements are often identified by the use of forward -looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward -looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward -looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward -looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www. sec.gov). All forward -looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward -looking statements.

— FINANCIAL TABLES FOLLOW —

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Twelve Months Ended December, 31		Three Months Ended December, 31
	2010	2009	2010	2009

Net sales	$122,727,958	$63,686,121	$38,755,028	$28,429,252
Cost of sales	80,279,465	38,310,183	24,990,937	18,413,493
Gross profit	42,448,493	25,375,938	13,764,091	10,015,759
Total operating expenses	22,481,758	11,667,895	7,194,543	4,870,077
Income from operations	19,966,735	13,708,043	6,569,548	5,145,682
Non-operating income (expense):
Interest income	127,468	109,744	26,561	58,352
Interest expense	(470,711)	(244,574)	(144,653)	(112,547)
Subsidy income	1,574,928	1,730,291	147,336	1,422,178
Other expense, net	(54,443)	91,439	156,019	32,138
Total non-operating income	1,177,242	1,686,900	185,263	1,400,121
Income before income taxes, non-controlling interests, and gain on equity investments in affiliates	21,143,977	15,394,943	6,754,811	6,545,803
Income taxes	2,074,187	677,355	626,173	567,409

Net income before non-controlling interests and gain on equity investments in affiliates net income	19,069,790	14,717,588	6,128,638	5,978,394

Gain (loss) on equity investments in affiliates due to proportional shares of the affiliates net income	1,307,679	1,793,387	1,447,671	1,793,387

Net income before non-controlling interests	20,377,469	16,510,975	7,576,309	7,771,781
Non-controlling interests in net income of subsidiary	4,908,311	3,536,876	1,726,671	3,021,288
Net income	$15,469,158	$12,974,099	$5,849,638	$4,750,493
Weighted average number of shares of outstanding:
Basic	24,647,707	22,333,765	25,270,069	22,333,765
Diluted	24,683,208	22,505,641	25,279,920	22,505,641
Earnings per share -
Basic	$0.63	$0.58	$0.23	$0.21
Diluted	$0.63	$0.58	$0.23	$0.21

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

ASSETS
Current Assets:
Cash and cash equivalents	43,916,597	$27,400,420
Restricted cash	3,131,660	1,591,076
Accounts receivable, net of allowance for doubtful accounts of $92,749 and $38,209, respectively	26,881,280	14,968,778
Inventories	1,079,221	482,286
Costs and estimated earnings in excess of billings on incompleted contracts	38,626,089	33,853,708
Prepayments	18,551,801	5,871,997
Other receivables	10,632,452	8,416,096
Deferred tax assets	25,508	28,715
Total current assets	142,844,608	92,613,076

Long-term investments	8,760,692	8,027,122

Property and equipment, net	10,878,276	10,541,486

Intangible assets, net	7,402,829	4,494,781

Goodwill	10,319,768	9,979,631
Other assets	319,679	826,671

Total assets	$180,525,852	$126,482,797

The accompany notes are an integral part of the financial statements

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2010	2009

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$32,296,459	$20,728,539
Short-term borrowings from banks	13,728,850	7,481,700
Billings in excess of costs and estimated earnings on incompleted contracts	14,080,475	17,021,936
Accrued liabilities and other current liabilities	8,988,180	3,022,140
Total current liabilities	69,093,964	48,254,315

Other long-term liability	200,699	389,489

Total liabilities	69,294,663	48,643,804

Commitments and contingencies

Stockholders' equity :
Preferred stock, par value $0.001 per share, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, par value $0.001 per share, 150,000,000 shares authorized, 25,270,069 and 22,452,745 issued and outstanding, respectively	25,270	22,453
Additional paid-in capital	42,887,452	25,253,666
Retained earnings	47,417,481	31,948,323
Noncontrolling inerests	15,873,242	18,499,475
Accumulated other comprehensive income	5,027,744	2,115,046

Total stockholders' equity	111,231,189	77,838,963

Total liabilities and stockholders' equity	$180,525,852	$126,482,767

The accompany notes are an integral part of the financial statements

CHINA TRANSINFO TECHNOLOGY CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
	2010	2009

Cash flows from operating activities:
Net income	$15,469,158	$12,974,099
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Non-controlling interests	4,908,311	3,536,876
Depreciation and amortization expenses	2,007,246	1,320,031
Stock-based compensation	1,160,016	505,464
Gain on equity investments in affiliates due to proportional shares of the affiliates net income	(1,307,679)	(1,793,387)
Loss on disposal of property and equipment	(1,615)	9,164
Allowance for doubtful accounts	51,918	5,767
Deferred Income Tax	4,081	189,586
(Increase) Decrease in assets:
Restricted cash	(1,449,515)	634,402
Accounts receivable	(11,171,621)	(1,793,525)
Inventories	(566,109)	(414,369)
Prepaid expenses and other current assets	(12,215,219)	3,944,172
Other receivables	(3,224,644)	(1,169,751)
Cost and estimated earnings in excess of billings on incompleted contracts	(3,528,851)	(16,350,203)
Other assets	564,805	(678,646)
Decrease (Increase) in liabilities:
Accounts payable	10,592,767	3,687,044
Billings in excess of costs and estimated earnings on incompleted contracts	(3,434,336)	3,974,128
Accrued liabilities and other current liabilities	6,007,589	242,993
Decrease in customer deposit	-
Net cash provided by (used in) operating activities	$3,866,303	$8,823,845

Continued

	Twelve Months Ended December 31,
	2010	2009

Cash flows from investing activities:
Cash from acquisition	$73,970	$12,210,500
Proceeds from disposal of property and equipment	64,861	-
Increase in other non-current assets		5,412
Refund fromp repayment of building		1,217,457
Purchases of property and equipment	(1,841,087)	(2,669,035)
Payments for acquisition of companies	(260,966)	(6,545,403)
Purchases of intangible assets	(2,933,180)	(2,543,933)
Divedends from equity or cost investees	822,855
Cash acquired from ChongQing Jiao Kai
Net cash provided by (used in) investing activities	(4,073,547)	1,674,998

Cash flows from financing activities:
Proceeds from(Payments of) short-term borrowings	13,388,570	7,330,500
Payments of short-term borrowings	(7,544,940)	(2,932,200)
Non-controlling interest's capital contribution	209,335	87,960
Payment of dividends from subsidiaries' and variable interest entity	(51,779)	(2,791,434)
Proceeds from issuing common shares	10,000,000
Payments of transaction costs related to shares issuance	(611,601)	(32,500)
Payments to related parties		(528,161)
Net cash provided by (used in) financing activities	15,389,585	1,134,165

Effect of foreign currency exchange translation	1,333,836	(355,052)

Net increase in cash	16,516,177	11,277,956

Cash and cash equivalents - beginning	27,400,420	16,122,464
Cash and cash equivalents - ending	$43,916,597	$27,400,420

Supplemental disclosures:
Interest paid	$416,554	$228,899
Income taxes paid	$787,449	$21,819